SUB-LICENSE AGREEMENT

         THIS AGREEMENT, is made by and between First Trust Advisors, L.P. ("FTA"), whose principal offices are located at 1001 Warrenville Road, Suite 300, Lisle, IL 60532, which is a Licensee of Value Line Publishing, Inc. ("VLPI"), 220 East 42nd Street, New York, New York 10017, and First Trust Value Line(R) 100 Fund ("Sub-Licensee"), whose principal offices are located at 1001 Warrenville Road, Suite 300, Lisle, IL 60532.

         WHEREAS, VLPI is publisher of financial and business information and compiles, calculates and owns all rights in its proprietary ranking systems, including the "Value Line Timeliness Ranking System" (the "System"); and

         WHEREAS, VLPI uses in commerce and owns the registered trade or service names or marks listed in Exhibit A (the "Marks"); and

         WHEREAS, VLPI and FTA have previously entered into a separate agreement ("License Agreement") concerning use of the System and Marks in relating to the products described in Exhibit B to the License Agreement ("Products"); and

         WHEREAS, Sub-Licensee is a necessary participant in the Products;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Sub-Licensee and FTA, intending to be legally bound, agree as follows:

           Section 1. Scope of Sub-Licensee. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between FTA and VLPI relating to use of the System and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the licensee under the Agreement. Sub-Licensee agrees that VLPI may exercise any rights against Sub-Licensee (including, for example, limitation of liability or indemnification rights) VLPI has against FTA to the same extent as if Sub-Licensee were directly contracting VLPI. Sub-Licensee agrees it will not assert against VLPI any defense, claim, or right Sub-Licensee may have against FTA, including those of setoff, abatement, counterclaim, contribution, or indemnification.

           Section 2. Term. The Terms of this Sub-License Agreement automatically terminates, without Notice, if the Term of the License Agreement terminates for any reason.

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         IN WITNESS WHEREOF, the parties hereto have caused this Sub-License
Agreement to be executed by their duly authorized officers.


                                       FIRST TRUST ADVISORS L.P., Licensee



                                       By:  /s/ James A. Bowen
                                       -----------------------------
                                       Name:  James A. Bowen
                                       Title: President
                                              Authorized Officer
                                       Date:  July 22, 2003


                                       FIRST TRUST VALUE LINE(R) DIVIDEND FUND,
                                       Sub-Licensee



                                       By:  /s/ James A. Bowen
                                       -----------------------------
                                       Name:  James A. Bowen
                                       Title: President
                                                Authorized Officer
                                       Date:  July 22, 2003